AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 1, 2021.

REGISTRATION NO. : 333-213179

REGISTRATION NO. : 333-211895

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8 REGISTRATION STATEMENT NO. 333-213179

AND

FORM S-8 REGISTRATION STATEMENT NO. 333-211895

UNDER

THE SECURITIES ACT OF 1933

NORBORD INC.

(Exact name of registrant as specified in its charter)

CANADA	NOT APPLICABLE
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1 TORONTO STREET, SUITE 600

TORONTO, ONTARIO M5C 2W4

(416) 365-0705

(Address of principal executive offices)

NORBORD INC. EMPLOYEE SHARE SAVINGS PLAN

NORBORD INC. STOCK OPTION PLAN

(Full title of the plan)

TORYS LLP

1114 AVENUE OF THE AMERICAS, 23RD FLOOR

NEW YORK, NY 10036

ATTENTION: ANDREW J. BECK

(212) 880-6010

(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

These post-effective amendments relate to the following registration statements on Form S-8 (collectively, the “Registration Statements”) filed by Norbord Inc. (“Norbord”) with the Securities and Exchange Commission:

•	File No. 333-213179 registering 1,000,000 common shares, no par value, of Norbord (“Common Shares”) for issuance under the Norbord Inc. Stock Option Plan; and

•	File No. 333-211895 registering 1,000,000 Common Shares for issuance under the Norbord Inc. Employee Share Savings Plan.

On February 1, 2021, pursuant to an Arrangement Agreement, dated November 18, 2020, between Norbord and West Fraser Timber Co. Ltd. (“West Fraser”), West Fraser has acquired all of the issued and outstanding shares of Norbord (the “Arrangement”).

As a result of the completion of the Arrangement, Norbord has terminated all offerings of securities pursuant to the Registration Statements. In accordance with an undertaking made by Norbord in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of such offering, Norbord hereby removes from registration all of such securities registered but unsold under the Registration Statements as of the date hereof, if any.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Norbord certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these post-effective amendments to the registration statements described above to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toronto, Province of Ontario, Country of Canada, on the first day of February, 2021.

NORBORD INC.

By:	/s/ Robin E. Lampard
	Name: Title:	Robin E. Lampard Senior Vice President and Chief Financial Officer

Note: No other person is required to sign the post-effective amendments to the registration statements in reliance upon Rule 478 under the Securities Act of 1933.

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act, the undersigned has signed this registration statement on Form S-8 solely in the capacity of the duly authorized representative of Norbord Inc. in the United States, on this first day of February, 2021.

NORBORD PANELS USA INC.

By:	/s/ Robin E. Lampard
	Name: Title:	Robin E. Lampard President and Director